Exhibit 10.24

Nobel Biocare Services AG    Tel +41 43 211 42 00
Human Resources    Fax +41 43 211 42 42
Balz Zimmermann-Strasse 7 CH-8302 Kloten

Stefan Nilsson
(sent electronically)

Employment Offer
Dear Stefan,
We are pleased to extend to you an offer to join our organization as a President, Nobel Biocare. Below are the details of your employment package:

Position:    President, Nobel Biocare
Primary place of work:    Kloten/Zürich, Switzerland
Commencement:    to be confirmed

Remuneration
Annual Base Salary:    CHF 500’000
Incentive Compensation Plan:    70% of annual base salary (Target Bonus)
Target Total Cash Compensation: CHF 850’000

Benefits
Executive Allowance:    CHF 21’000 (annual, net)
Restricted Stock Units (RSUs):    USD 850’000 (Recurring Equity Target)
Total Direct Compensation:    CHF 1’629’929 (incl. net executive allowance)

Sign-on Benefits
Sign-on cash (gross):    CHF 50’000
Sign-on equity (RSUs):    USD 850’000 (equal vesting each year over 3 years)

Additional Benefits
Vacation:    5 days above mandatory annual leave
Insurance:    sick-day and accidental insurance premiums paid by company Pension fund:    tailored pension fund policy for Leadership participants
Please review this offer and let us know if you have any questions or require further clarification. We look forward to the opportunity to work together and welcome you in our company.

Sincerely,

Kloten, June 27, 2024.

Nobel Biocare Services AG

/s/ Suraj Satpathy	/s/ Natalia Hess	/s/ Daniel Puga Segura
Chief Human Resources Officer	VP Global Human Resources, Nobel Biocare Systems	HR Director

Nobel Biocare Services AG	Phone:	+41 43 211 42 00
Human Resources	Fax:	+41 43 211 42 42
Balz Zimmermann-Strasse 7
CH-8302 Kloten

Management Employment Contract

This Management Employment Contract between Stefan Nilsson,     , born on      (hereinafter referred to as the „Employee“)

and

Nobel Biocare Services AG, Balz Zimmermann-Strasse 7, CH-8302 Kloten (hereinafter the „Employer“) sets out the following terms and conditions:

Position	President, Nobel Biocare

Commencement and place of work	The employment shall commence on July 15, 2024. The place of work is at the registered offices of the Employer.

Tasks	The tasks to be carried out by the Employee for the Employer are set out in the current job description, which the Employer may update at any time

Level of employment	The Employee’s level of employment corresponds to 100% of the agreed contractual working time.

Term and termination	The Contract is concluded for an indefinite period of time. The probation period is three months. During the probation period, the Contract can be terminated by either party at any time by giving seven calendar days’ notice.

After the end of the probation period, the Contract can be terminated by either party by giving six months’ notice to the end of a month.

Base salary	The Employee shall receive an annual gross base salary of 500’000.00 CHF (100%), payable in 12 equal monthly installments, prorated based on the level of employment, at the end of each month.

Discretionary Incentive Compensation Plan (ICP)
Subject to the terms and conditions of the applicable Global Incentive Compensation Plan (ICP) of the Employer and the corresponding Envista ICP Administrative Rules, the Employee may be eligible to participate in the ICP with the opportunity to receive a discretionary annual bonus (gratification within the meaning of Art. 322d Swiss Code of Obligations [CO]) with a target of 70% of the annual base salary. The bonus (if any) will be determined by the Employer, in its sole and absolute discretion, depending on the achievement of certain financial and/or individual performance goals to be deter- mined by the Employer and communicated to the Employee according to the relevant ICP, ICP Letter and Envista ICP Administrative Rules on an annual basis.

The Employee's participation in the ICP, and the receipt of any bonus hereunder, is an entirely discretionary incentive award by the Employer and is not considered a compo- nent of the Employee's contractual remuneration. Unless otherwise expressly provided by the ICP, the ICP Letter and the Envista ICP Administrative Rules, any pro rata pay- ment of the bonus is excluded.

The Employee's participation in the ICP, or the receipt of any bonus hereunder, for any given bonus period shall not confer any legal entitlement to the Employee to partici- pate in the ICP or receive a bonus hereunder in the future, neither in principle nor with respect to any amount. The Employer reserves the right to modify, replace, suspend or disband the ICP and Envista ICP Administrative Rules at any time in its sole and abso- lute discretion.

For the avoidance of doubt, in case of any conflicts between the provisions of this clause and the Employer's Employee Regulations, the provisions of this clause shall prevail.

Lump-sum expenses
The Employee will receive lump-sum expenses of CHF 21’000.00 per year. In case of part-time employment, the lump-sum expenses shall be paid pro rata to the level of employment. The regulation “Expense Policy for Management“ shall be part of this contract.

Sign-on bonus	The Employer will provide you a signing bonus of gross CHF 50’000.00, subject to applicable deductions and withholdings, that is payable in the first normal payroll date following the commencement of your employment with the Employer.

Should you choose to leave Nobel Biocare for another opportunity outside Envista Group within 24 months after starting, the Employer has the right to ask you to repay 100% of the signing bonus.

Vacation entitlement
The entitlement to paid vacation per calendar year is 30 (100%) working days at the time of commencement. In case of joining or leaving during the calendar year, the vacation entitlement will be calculated on a pro rata basis.

Inventions and other rights to work results
The rights to inventions and designs produced by the Employee alone or in collaboration with others in the course of her work for the Employer and in performance of her contractual obligations belong to the Employer, whether or not they are or may be protected.

The rights to inventions and designs produced by the Employee alone or in collaboration with others in the course of her work for the Employer or relating to any field of interest of the Employer but not produced in performance of her contractual obligations are assigned to the Employer at the time of development, whether or not they are or may be protected. The employer does have an option right to release inventions and designs to the Employee. In case such inventions and designs are not released upon explicit request of the Employee, the Employer shall pay him appropriate remuneration.

Other rights to work results and all know-how produced by the Employee alone or in collaboration with others or by using means or resources of the Employer in connection with the course of her work for the Employer fully and exclusively belong to the Employer. To the extent that work results are protected by copyrights (e.g. reports, documentations, marketing material or software) the Employee assigns to the Employer at the time of development all rights to such work results, in particular all copyrights and rights of use including the worldwide rights to produce and reproduce, publish, use, license or transfer, broadcast via any data carrier or online medium, modify, enhance and develop new products based on such work results or parts thereof.

The Employee must immediately notify the Employer in writing of all such inventions and designs. The Employee is obliged to take all reasonable measures and sign all documents necessary to ensure the transfer of any such rights also after the time of employment. Unless agreed otherwise, the Employee waives the right to be mentioned as inventor or originator.

Duty of diligence and loyalty
The Employee is required to perform the work entrusted to her diligently, conscientiously and in good faith to the best of her knowledge and ability. She must likewise comply with the Employer’s regulations, rulings and instructions. The Employee must safeguard the justified interests of the Employer with true loyalty.

The Employee is prohibited from engaging in any activity in the interests of a competitor company throughout the employment relationship.

During the term of this Contract the Employee shall not make use of or disclose any confidential information such as manufacturing and trade secrets of which she gets knowledge in the course of her work for the Employer. This obligation shall survive the termination of this Contract.

Non-competition clause
In his/her function, the Employee has knowledge of manufacturing and trade secrets or of the Employer’s or any other Nobel Biocare group member company’s clientele. The use of such knowledge might cause substantial harm to Nobel Biocare.

Therefore, during twelve months following termination of this Agreement, the Employee shall not directly or indirectly engage in the fields of dental implantology, dental prosthetics, digital dentistry and dental technology, and other restorative and esthetic dentistry and dental solutions or conduct any other activities in competition to the Employer or any other Nobel Biocare group member company, on a worldwide basis.
In particular, the Employee undertakes:
-not to participate in or establish, directly or indirectly, financially or otherwise, any enterprise which researches, develops, manufactures, markets, sells, offers or distributes products or provides services in any of the above-mentioned fields;
-not to be active, fully or partially, for such an enterprise, be it as business of his/her own or as an employee, partner, joint venture, agent, adviser or otherwise;
-not to directly or indirectly solicit or entice away any customer of the Employer or any other Nobel Biocare group member company; customers, customer lists and data are considered trade secrets and are to be kept strictly confidential both during the employment relationship and, without limitation, beyond the end of the employment;
-not to directly or indirectly solicit or employ or otherwise engage any employee of the Employer or any other Nobel Biocare group member company for the benefit of himself/herself or any third party.

In the event of a breach of one or several of the above-mentioned obligations, the Employer shall be entitled to claim liquidated damages in the amount of the Employee’s most recent annual gross base salary (exclusive of Short and Long Term Incentive). The payment of liquidated damages does not release the Employee from such obligations. The Employer may, in addition to liquidated damages, claim further damages and request that the Employee is enjoined from any further breach of this provision (specific performance, “Realexekution”).

During the duration of the post-contractual prohibition of competition, the Employer will pay the Employee a monthly compensation for non-competition (“Karenzvergütung”) of 100% of the Employee’s most recent monthly gross base salary (exclusive of Short and Long Term Incentive). In case the monthly earnings of the Employee during the duration of the post-contractual prohibition of competition, consisting of the compensation for non-competition by the Employer and any new income gained by the Employee from a new employer and/or gained from self-employment, exceeds the Employee’s most recent monthly gross base salary (exclusive of Short and Long Term Incentive and any other payments), the compensation for non-competition shall be reduced to the difference to the most recent monthly gross base salary (exclusive of Short and Long Term Incentive and any other payments). If the new monthly income gained from a new employer or from self-employment equals or exceeds the Employee’s most recent monthly gross base salary (exclusive of Short- and Long- Term Incentive and any other payments) no compensation for non-competition shall be due. At the end of every calendar month, the Employee shall inform the Employer in writing on his/her income from any new employer and/or out of self-employment. If such information is not timely provided by the Employee, the Employer is not obliged to pay the monthly compensation for non-competition for the respective month. However, the Employee nevertheless remains bound by the post-contractual prohibition of competition.
The Employer may waive the prohibition of competition at any time by giving a written notice with a one month’s notice period as per the end of each month in which case the compensation for non-competition shall not be owed.

Further employment conditions	The further employment conditions are set forth in the Employee Regulations Switzerland as well as in the respective enclosures and in any other Nobel Biocare regulations applicable on the employment relationship (including the Standards of conduct). Such regulations are part of this Contract. The latest version of the abovementioned regulations shall be relevant. In case of discrepancies between the provisions of this Contract and such regulations the contractual provisions shall prevail.

Prerequisite condition	The granting of the required official permissions by the Swiss authorities (in particular residence and work permit, visa etc.) is a prerequisite condition for the validity of this Contract.

Applicable law	This Contract is subject to the substantive laws of Switzerland

Kloten, June 27, 2024

Nobel Biocare Services AG

/s/ Suraj Satpathy	/s/ Natalia Hess	/s/ Daniel Puga Segura
Suraj Satpathy	Natalia Hess	Daniel Puga Segura
Chief Human Resource Officer	VP Global Human Resources, Nobel Biocare Systems	HR Director

/s/ Stefan Nilsson	Granna, Sweden	June 28, 2024
Stefan Nilsson	Place	Date

Enclosures:
-Employee Regulations Switzerland
-Incentive Compensation Plan (ICP)
-Standard of Conduct
-Role Profile
-General Expense Policy Switzerland
-Pension Plan Vita Joint Foundations, ZÜRICH
-Form Free Choice Plan for Entries